UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 14, 2007
Cinemark, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31372	01-0687923
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 Dallas Parkway, Suite 500, Plano, Texas	75093
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 972.665.1000
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Item 1.01 Entry into a Material Definitive Agreement.
On March 14, 2007, we amended the new senior secured credit facility entered into in connection with the acquisition of Century Theatres, Inc. on October 5, 2006 (“Amendment”).
The Amendment modified the interest rate on the term loans under the new senior secured credit facility, modified certain prepayment terms and covenants, and facilitated Cinemark USA, Inc.’s pending tender offer for it's 9% senior subordinated notes, which was launched on March 6, 2007. The term loans now accrue interest, at our option at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5, or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.50% to 0.75% per annum, or (B) a “Eurodollar rate” plus a margin that ranges from 1.50% to 1.75%, per annum. In each case, the, margin is a function of the applicable corporate credit rating. The interest rate on the revolving credit line was not amended. Additionally, the Amendment removed any obligation to prepay amounts outstanding under the new senior secured credit facility in an amount equal to the amount of the net cash proceeds received from the recapitalization of National CineMedia LLC, the initial public offering of National CineMedia, Inc. or from excess cash flows, and imposed a 1% prepayment premium for one year on certain prepayments of the term loans. The Amendment was a condition precedent to the consummation of the pending tender offer for Cinemark USA, Inc.’s 9% senior subordinated notes.
Item 9.01 Financial Statements and Exhibits.
(d)      Exhibits.

Exhibit No.	Exhibit Description
10.1	Amendment to Credit Agreement dated March 14, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINEMARK, INC.

By:	/s/ Michael D. Cavalier Name: Michael D. Cavalier Title: Senior Vice President - General Counsel
Date: March 20, 2007

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